                                                                   Exhibit 10.41




                               [Register.com Logo]

                                                                   March 8, 2003

                               Re: Retention Bonus

Dear Jonathan:

         Register.com, Inc. (the "Company") recognizes that you are a highly valued employee and to encourage you to remain in the employ of the Company and to provide additional incentive for you to promote the success of the business of the Company, the Company has provided you with this agreement (the "Agreement"), which provides for a lump-sum retention bonus (the "Retention Bonus") in the amount set forth on Exhibit A if you remain employed with the Company through July 31, 2003 subject to the terms below. The Retention Bonus shall be paid no later than August 15, 2003 and the payment date will be accelerated under the circumstances referred to in the following paragraph. Capitalized terms not otherwise defined in this Agreement are defined in Exhibit B to this Agreement and, unless otherwise indicated, the term "Company" shall also include the subsidiaries and affiliates of Register.com, Inc.

         If a Change in Control occurs prior to July 31, 2003, and on or after the date of such Change in Control your employment with the Company is terminated prior to July 31, 2003 (1) by the Company other than for Cause, death or Disability, (2) by reason of your resignation for Good Reason or (3) by means of any other termination entitling you to severance payments, you will also be entitled to the Retention Bonus, which shall be paid within ten (10) days following such termination of employment. You shall not be entitled to receive more than one Retention Bonus.

         The Company reserves the right to terminate your employment at any time with Cause or without Cause, subject to the terms of any other written employment, consulting or similar agreement between you and the Company, and subject to the terms of any severance plan or arrangement then in effect.

         Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit your continuing or future participation in any benefit, bonus, incentive or other plan, program, arrangement or policy provided by the Company for which you and/or your dependents may qualify, including without limitation any Change in Control severance plan in which you are entitled to participate. Amounts that are vested benefits or that you and/or your family are otherwise entitled to receive under any plan, program, arrangement, agreement or policy of the Company or any of its subsidiaries shall be payable in accordance with such plan, program, arrangement, agreement or policy.

         No Set-Off; No Duty to Mitigate. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against you or others. In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Agreement.

         Confidentiality. You shall hold in a fiduciary capacity for the benefit of the Company all confidential information, knowledge or data relating to the Company and its subsidiaries and their respective businesses that you have obtained that is not public knowledge ("Confidential Information"). You shall not use, communicate, divulge or disseminate Confidential Information at any time, except with the prior written consent of the Company or as otherwise required by law or legal process or as necessary in performing your duties for the Company. In the event that you breach the provisions of this paragraph, you will not be entitled to the Retention Bonus.

         Assumption. This letter shall be binding upon any successor of the Company or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Agreement if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Agreement, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company's obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term "Company," as used in this Agreement, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Agreement.

         Miscellaneous. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to its conflict of law rules. All payments hereunder are subject to withholding for applicable income and payroll taxes or otherwise as required by law.

                                     REGISTER.COM, INC.



                                     By: /s/  Jack S. Levy
                                        ------------------
                                     Title:  Vice President and General Counsel
                                             ----------------------------------



Accepted and Acknowledged:

/s/ Jonathan Stern
------------------

Dated:  May 13, 2003
        ------------

                                                                       EXHIBIT A
                                                                       ---------





Amount of Retention Bonus
-------------------------



$37,500
-------

                                                                       EXHIBIT B
                                                                       ---------



The following terms shall have the meaning set forth below when used in the attached letter Agreement:

"Cause" means (i) your conviction of, or plea of guilty or nolo contendere to, a felony (other than a traffic-related felony), (ii) your gross negligence or willful misconduct having a material adverse impact on the Company, or (iii) your willful refusal to attempt to perform your job duties (other than due to Disability or an approved leave) after receipt of written notice from the Company.

"Change in Control" means the occurrence of any of the following events prior to July 31, 2003:

         (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (x) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of paragraph (iii) below; or

         (ii) Individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

         (iii) Consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of the Company or an acquisition of the assets of another entity (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to consummation of such Business Combination beneficially own, directly or indirectly, more than 75% of, respectively, the then outstanding shares of Common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or other governing body, if applicable), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to consummation of such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust)) beneficially owns, directly or indirectly, 50% or more of, respectively, the then outstanding shares of common stock of the entity resulting from such Business Combination or of the combined voting power of the then outstanding voting securities of such entity, except to the extent that such ownership existed prior to consummation of the Business Combination, and (C) at least a majority of the members of the board of directors (or other governing body, if applicable) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

         (iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

For purposes of this definition, "Company" shall be limited to Register.com, Inc.

"Disability" means your physical or mental injury which has prevented you from performing your duties (as they existed immediately prior to the illness or injury) on a full-time basis for one hundred eighty (180) consecutive days.

"Effective Date" means the date of this Agreement.

"Good Reason" means, without your written consent: (i) the relocation of your place of employment to a location in excess of thirty-five (35) miles from the place of your employment immediately prior to a Change in Control; or (ii) any reduction by the Company of your annual rate of base pay or salary from the annual rate of base pay or salary for you immediately prior to the Change in Control; or (iii) the failure of the Company to obtain from a successor (including a successor to a material portion of the business or assets of the Company) a satisfactory assumption in writing of the Company's obligations under this Agreement; provided, that you shall give the Company thirty (30) days' written notice and opportunity to cure prior to any termination for Good Reason based on the grounds specified herein. In addition, any termination of your employment for "Good Reason" under any Individual Agreement shall also be a termination of employment for Good Reason under this Agreement.

"Individual Agreement" means any individual employment agreement or severance agreement between the Company and you.